Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-49432

                              Prospectus Supplement
                      To Prospectus dated December 19, 2000

                                  $300,000,000

                             RF Micro Devices, Inc.

                3.75% Convertible Subordinated Notes Due 2005 and
             the Common Stock Issuable Upon Conversion of the Notes

         This prospectus supplement relates to the resale by the selling securityholders of 3.75% convertible subordinated notes due 2005 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                  Principal
                                                  Amount of
                                                   Maturity                         Number of
                                                   of Notes                         Shares of
                                                 Beneficially     Percentage       Common Stock      Percentage of
                                                  Owned that       of Notes        that May be        Common Stock
               Name                              May be Sold      Outstanding        Sold (1)       Outstanding (2)
 ----------------------------------              -----------      -----------        --------       ---------------

Credit Suisse First Boston Corporation(3)(4)      $8,150,000          2.7            180,769               *
5 World Trade Center
New York, NY 10048
Attn:  Reorg. Dept.

State of Oregon/SAIF Corporation                  $4,750,000          1.6            105,356               *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Minnesota Power Inc.(4)                            $750,000            *              16,635               *
30 W. Superior Street
Duluth, MN  55802

Vanguard Convertible Securities Fund, Inc.(4)
c/o Oaktree Capital Management, LLC                $240,000            *              5,323                *
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

State of Connecticut Combined Investment
Funds(4)                                           $220,000            *              4,879                *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Merrill Lynch, Pierce, Fenner and Smith, Inc.
101 Hudson Street, 10th Floor                      $200,000            *              4,436                *
Jersey City, NJ 07302

Chrysler Corporation Master Retirement
Trust(4)                                           $200,000            *              4,436                *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

C&H Sugar Company, Inc.                            $185,000            *              4,103                *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Aloha Airlines Non-Pilots Pension Trust            $120,000            *              2,661                *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Hawaiian Airlines Pilots Retirement Plan           $110,000            *              2,439                *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

State Employees' Retirement Fund of the State
of Delaware(4)                                     $100,000            *              2,218                *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

OCM Convertible Trust(4)                           $95,000             *              2,107                *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Aloha Pilots Retirement Trust                      $70,000             *              1,552                *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Delta Air Lines Master Trust(4)                    $65,000             *              1,441                *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Hawaiian Airlines Employees Pension Plan - IAM
c/o Froley Revy Investment Co., Inc.               $55,000             *              1,219                *
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Partner Reinsurance Company Ltd.(4)                $45,000             *               998                 *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Queen's Health Plan                                $40,000             *               887                 *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Motion Picture Industry Health Plan - Active
Member Fund(4)                                     $25,000             *               554                 *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Motion Picture Industry Health Plan - Retiree
Member Fund(4)                                     $10,000             *               221                 *
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Hawaiian Airlines Pension Plan for Salaried                                                                *
Employees                                          $10,000             *               221
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Any other holder of notes or future
transferee, pledgee, donee or successor
(5)(6)
    --------------
    *  Less than 1%


    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2)  Calculated  based  on  Rule  13d-3(d)(i)  of  the  Exchange  Act  using
162,340,816 shares of common stock outstanding as of December 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) Selling securityholder or an affiliate has acted as an underwriter for an issuance of our securities within the past three years.

    (4) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus dated December 19, 2000.

    (5) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

    (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              --------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


           The date of this Prospectus Supplement is January 4, 2001.